Exhibit (l)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 60 to the Registration Statement on Form N-4 (No. 2-76581) (the “Registration Statement”) of our report dated April 7, 2022 relating to the financial statements of The Prudential Insurance Company of America and consent to the use in the Registration Statement of our report dated April 14, 2022 relating to the financial statements of the subaccount of The Prudential Variable Contract Account-11 indicated in our report.

We also consent to the incorporation by reference in this Registration Statement of our report dated February 24, 2022, relating to the financial statements and financial highlights of The Prudential Variable Contract Account-10, which appears in The Prudential Variable Contract Account-10’s Annual Report on Form N-CSR for the year ended December 31, 2021.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 14, 2022